                      [LOGO] MARQUETTE CAPITAL BANK, N. A.
                      AMENDED AND RESTATED LETTER AGREEMENT


August 10, 2000




To:      August Technology Corporation (the "Borrower")
         4900 West 78th Street
         Bloomington, Minnesota 55435

Gentlemen:

This letter agreement confirms the additional agreements between the Borrower and Marquette Capital Bank, N. A. (the "Bank"). In consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Borrower and the Bank agree as follows:

         1. Subject to the provisions of this letter agreement, at the Borrower's request, the Bank shall make loans to the Borrower during the period from the date of this letter agreement to May 31, 2002 in an aggregate amount not exceeding Five Million Dollars ($5,000,000) at any time outstanding (the "Line of Credit"). The Line of Credit is a revolving line of credit, and the Borrower may borrow, prepay and reborrow under the Line of Credit. The Borrower's obligation to repay such loans and to pay interest and other charges, fees and expenses thereon is evidenced by the Borrower's promissory note dated August 3, 2000 payable to the order of the Bank in the principal amount of exceeding Five Million Dollars ($5,000,000) (together with any amendments, extensions, renewals and replacements thereof, called the "Revolving Note"). The Bank shall have no obligation to make any such loan after the occurrence of any Event of Default. In each period of 12 months ending on December 31st of each year, the Borrower shall cause the unpaid principal balance of the Revolving Note to be zero for 45 consecutive days. The Borrower shall use all proceeds of such loans solely for the business purposes of the Borrower.

         2. Subject to the provisions of this letter agreement, at the Borrower's request, the Bank shall issue one or more standby or commercial letters of credit for the account of the Borrower (each a "Letter of Credit") from time to time during the period from the date hereof to and including the expiration date in an aggregate amount at any time outstanding not to exceed the amount of the line of credit less the sum of (A) all outstanding advances under the line of credit and (B) the letter of credit amount. The Borrower acknowledges and agrees that the Letter of Credit amount shall reduce the line of credit amount available for advances. Each Letter of Credit request will be further evidenced by an application and reimbursement agreement.

         3. The Borrower shall pay the following fees to the Bank: (i) With respect to each Letter of Credit, the Borrower shall pay to the Bank annually and in advance a letter of credit fee equal to one percent (1.0%) per annum on the face amount of such Letter of Credit, computed for the period commencing on the date of issuance of such Letter of Credit and ending on the expiration date thereof. In addition, the Borrower agrees to pay to the Bank, on written demand by the Bank, the administrative fees charged by the Bank in the ordinary course of business in connection with the honoring of drafts under any Letter of Credit and for all other activity with respect to any Letter of Credit at the then-current rates of the Bank; and (ii) an unused commitment fee of 0.25% per annum on the unused portion of the Revolving Note. This unused fee will be paid in arrears following each fiscal quarter.

         4. As long as any now existing or hereafter arising debt, obligation or liability of the Borrower

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Page 2

to the Bank (including but not limited to any debt, obligation or liability relating to any letter of credit) shall remain outstanding, the Borrower shall comply with the following requirements:

                  a. The Borrower shall deliver to the Bank, in form and substance acceptable to the Bank:

                           As soon as available, and in any event within 120 days after each fiscal year of the Borrower, the annual audited financial statements (or SEC 10-K report) of the Borrower for such fiscal year, prepared in accordance with GAAP; and

                           As soon as available, and in any event within 45 days after the end of each fiscal year of the Borrower, the projected financial statements of the Borrower for the next fiscal year; and

                           As soon as available, and in any event within 45 days after the end of each fiscal quarter, the financial statements (or SEC 10-Q report) of the Borrower for such period, prepared by the Borrower in accordance with GAAP; and

                           As soon as available, and in any event within 45 days after the end of each fiscal quarter, a Covenant Compliance Certificate in the form of Exhibit A attached hereto, completed with amounts determined as of the end of such period; and

                           Within 10 days after the Bank's request thereof, such other information about the Borrower as the Bank may reasonably request from time to time.

                  b. The Borrower shall keep accurate books and records in which true and complete entries will be made in accordance with GAAP. Upon request of the Bank, the Borrower, during normal business hours, shall give any representatives of the Bank access to and permit such representatives to examine and copy all books, records and other writings in its possession, to inspect its property and to discuss its finances, accounts, property and business with any of its officers and directors.

                  c. The Borrower shall file when due all required tax returns, shall pay when due all taxes, assessments and other governmental charges levied or imposed upon it or upon its income or profits or upon any of its property, and shall pay when due all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any property of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

                  d. The Borrower shall keep and maintain its inventory, equipment, real estate and other property necessary or useful in its business in good condition and repair and shall pay when due all rental and mortgage payments due on such property; provided, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any such property if such discontinuance is desirable in the conduct of the Borrower's business and is not disadvantageous to the Bank.

                  e. The Borrower shall obtain and maintain insurance with insurers that are acceptable to the Bank, in such amounts and with such coverages (including without limitation professional liability insurance, public liability insurance, fire, hazard and extended coverage insurance on all of its assets, necessary workers' compensation insurance, and all other coverages as are consistent with industry practice) as are acceptable to the Bank.

                  f. The Borrower shall not declare or pay any dividends or other distributions on account of any shares of its stock or any of its other ownership interests, or make any payment on account of any purchase, redemption or other retirement of any shares of such stock or any such ownership interests, or make any other payment or distribution on account of any shares of stock or any ownership interests, or any warrant or option therefor, either directly or indirectly which would create an Event of

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Page 3

Default.

                  g. The Borrower shall preserve and maintain its existence and all of its rights, privileges and franchises, and shall comply with all applicable laws and regulations.

                  h. The Borrower shall not create, incur or permit to exist in favor of any person other than the Bank any mortgage, deed of trust, assignment, security interest or other lien on any of its property now owned or hereafter acquired, except purchase money security interests securing indebtedness permitted by Section 3(h)(ii).

                  i. The Borrower shall not incur, create, assume or permit to exist any Funded Debt, except:

                           (i)      Indebtedness to the Bank;

                           (ii) Indebtedness in an aggregate amount not to exceed at any time outstanding $500,000 incurred in the purchase (or borrowing for the purchase) or lease of equipment.

                  j. The Borrower shall maintain its primary operating deposit account at the Bank.

                  k. The Borrower shall comply with the following requirements:

                           The Borrower shall not permit the Borrower's Tangible Net Worth to be less than $30,000,000.

                           The Borrower shall not permit the ratio of Debt to Tangible Net Worth of the Borrower to be more than
                           1.0 to 1.

                           The Borrower shall not permit the ratio of the Borrower's Current Assets to Current Liabilities to be less than 2.0 to 1.

                           The Borrower shall not permit the Borrower's after-tax net income after adding back depreciation and amortization expense in any fiscal year of the Borrower to be less than $1.00.

         5.       In this letter agreement:

                  a. "Current Assets" means the aggregate amount of assets of the Borrower which, in accordance with GAAP, may be properly classified as current assets, after deducting adequate reserves where proper, but in no event including any real estate.

                  b. "Current Liabilities" means (i) all Debt of the Borrower due on demand or within one year from the date of determination thereof, and (ii) all other items (including taxes accrued as estimated) which, in accordance with GAAP, may be properly classified as current liabilities of the Borrower.

                  c. "Debt" means (i) all items of indebtedness or liability of the Borrower which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the Borrower's balance sheet on the date as of which Debt is to be determined, plus (ii) indebtedness secured by any mortgage, pledge, lien or security interest on property of the Borrower, whether or not the indebtedness secured thereby shall have been assumed, plus (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations of the Borrower in respect of, or to purchase or otherwise acquire indebtedness of others.

                  d. "Event of Default" means any default or event of default under any existing or future note or other agreement of the Borrower with the Bank.

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Page 4

                  e. "GAAP" means generally accepted accounting principles consistently applied. Except as otherwise approved by the Bank in writing, all financial reporting, financial record keeping, and financial calculations in connection with this letter agreement shall be made on the basis of accounting principles, methods, elections and estimates that are consistent and that are consistent with the accounting principles, methods, elections and estimates used in the last annual financial statements of the Borrower delivered by the Borrower to the Bank before or upon the execution of this letter agreement, and that fairly present the financial condition or results of operations for the period then ended.

                  f.       "Tangible Net Worth" means the difference of:

                           (i) the tangible assets of the Borrower which, in accordance with GAAP, are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper, minus

                           (ii) all Debt of the Borrower;

provided, that (A) inventory shall be taken into account on the basis of the cost or current market value, whichever is lower, (B) in no event shall there be included as such tangible assets patents, trademarks, tradenames, copyrights, licenses, good will, memberships, or treasury stock or any securities or debt of the Borrower, or any officer, director, employee, agent, shareholder or affiliate of the Borrower, or any officer, director, employee, agent, shareholder or affiliate of any shareholder or affiliate of the Borrower, or any other debt or securities unless the same are readily marketable in the United States of America, (C) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (D) any write-up in the book value of any assets shall not be taken into account.

         6. In addition to all other defaults and events of default, each of the following events shall constitute a default and an event of default under each of the Borrower's existing and future notes and other agreements with the
Bank: The Borrower's failure to comply with any provision of this letter agreement.

         7. The Borrower consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy relating in any way to this letter agreement or to any transaction or matter relating to this letter agreement, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Borrower against the Bank relating in any way to this letter agreement or to any transaction or matter relating to this letter agreement shall be venued in either the Minnesota District Court of the county where the Bank is located, or the United States District Court, District of Minnesota.

         8. No provision of this letter agreement can be amended, modified, waived or terminated, except by a writing executed by the Borrower and the Bank. The Borrower shall pay to the Bank on demand all of the Bank's costs and expenses, including but not limited to reasonable attorneys' fees and legal expenses, in connection with this letter agreement, the writings executed herewith, and the transactions described herein and therein. This letter agreement shall bind and benefit the parties and their respective successors and assigns; provided, the Borrower shall not assign any of its rights or obligations under this letter agreement without the prior written consent of the Bank, and any assignment in violation of this sentence shall be null and void. This letter agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         9. This letter agreement supersedes and replaces all prior commitment letters, proposal letters, term sheets, letter agreements and other statements of loan terms issued by the Bank to the Borrower, and all such letters, term sheets and letter agreements are terminated.

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Page 5

         10. The Revolving Note continues to be secured by the Security Agreement between the Borrower and the Bank dated December 29, 1998.

Sincerely,

MARQUETTE CAPITAL BANK, N. A.


By
  -----------------------------------------
     Ryan McKinney
     Title: Vice President

         The Borrower agrees to this letter agreement.

         THE BORROWER REPRESENTS AND WARRANTS TO THE BANK AND AGREES THAT THE BORROWER HAS READ ALL OF THIS LETTER AGREEMENT AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS LETTER AGREEMENT.


         Executed as of August 10, 2000.



By
  -----------------------------------------
     Tom C. Velin
     Title: Chief Financial Officer

MARQUETTE CAPITAL BANK, N. A. - LETTER AGREEMENT - EXHIBIT


                                    EXHIBIT A
                     BORROWER: AUGUST TECHNOLOGY CORPORATION
                         COVENANT COMPLIANCE CERTIFICATE

         I, _______________________________, the _______________________________
of August Technology Corporation, a corporation (the "Borrower"), pursuant to the letter agreement dated August 10, 2000 (the "Agreement"), hereby certify to Marquette Capital Bank, N. A. (the "Bank") as follows:

As of the close of business on ____________, the following amounts and ratios were true and correct:

1.       TANGIBLE NET WORTH

         a.       Actual Tangible Net Worth                                          $__________

         b.       Minimum Tangible Net Worth                                          $30,000,000


2.       RATIO OF DEBT TO TANGIBLE NET WORTH

         a.       Debt                                                               $__________

         b.       Tangible Net Worth                                                 $__________

         c.       Actual Ratio of Debt to Tangible Net Worth                          ______ to 1

         d.       Maximum Ratio                                                         1.00 to 1


3.       CURRENT RATIO

         a.       Current Assets                                                     $__________

         b.       Current Liabilities                                                $__________

         c.       Actual Ratio of Current Assets to Current Liabilities               ______ to 1

         d.       Minimum Ratio                                                          2.0 to 1


4.       MINIMUM AFTER TAX NET INCOME PLUS DEPRECIATION AND AMORTIZATION:

         a.   Actual After Tax Net Income for the Fiscal Year ended 12/31____        $__________

         b.   Actual Depreciation Expense                                            $__________

         c.   Actual Amortization Expense                                            $__________

         d.   Sum of a,b,c                                                                      $

         e.   Minimum required                                                                 $1

         AS OF THE DATE OF THIS CERTIFICATE, NO EVENT HAS OCCURRED WHICH CONSTITUTES AN EVENT OF DEFAULT AS DEFINED IN THE AGREEMENT.


Date of Certificate:
                    ---------------------------------------------



                                         ---------------------------------------
                                         Signature

--------------------------------------------------------------------------------
[LOGO]   MARQUETTE CAPITAL BANK, N. A. - PROMISSORY NOTE
--------------------------------------------------------------------------------


$5,000,000.00

No.  _________________                                    Minneapolis, Minnesota
MAKER: AUGUST TECHNOLOGY CORPORATION                       Date: August 10, 2000

     FOR VALUE RECEIVED, the Maker promises to pay to the order of (the "Bank"), at its office in Minneapolis, Minnesota, or at such other place as any present or future holder of this Note may designate from time to time, the principal amount of Five Million and No/100 dollars, ($5,000,000.00), or so much thereof as is advanced and remains outstanding as shown in the records of the holder of this Note, plus interest thereon from the date on which the same is advanced until this Note is fully paid, computed on the basis of the actual number of days elapsed and a 360-day year.

INTEREST: The interest rate under this Note is:

         A variable rate that shall always be 2.25% per annum than the prior month average of the 30 day LIBOR rate as published in The Wall Street Journal, as determined by the holder of this Note.

If the interest rate under this Note is a variable rate based on an index rate that is no longer available, the holder of this Note may select a comparable index rate for use under this Note. If this Note provides for a variable interest rate based on an index rate, the Bank may lend to its other customers at rates that are equal to, more than, or less than the index rate.

PAYMENTS: The Maker shall make the following payments of principal and interest under this Note:

         Payments of accrued interest only on the last day of each month beginning August 31, 2000, and 1 final payment of the remaining unpaid balance of principal and accrued interest on May 31, 2002.

ADDITIONAL INTEREST:

         Notwithstanding the foregoing, after the occurrence of an Event of Default and until such Event of Default is cured, the interest rate under this Note shall automatically increase to a rate that is 1.0% per annum in excess of the rate otherwise in effect. If this Note provides for a variable interest rate, the increased rate shall continue to vary based on changes in the index rate.

LATE FEES:

         If any payment under this Note (including but not limited to any final payment, and any payment due by reason of default or acceleration) is more than 10 days past due, the Maker shall pay the holder of this Note a late fee equal to 5% of the past due amount.

PREPAYMENTS:

         All or any part of the unpaid balance of this Note may be prepaid at any time without penalty.

OTHER PROVISIONS:

         This Note evidences the Maker's obligation to repay one or more loans under a revolving line of credit.

         This Note is an amendment and extension of the Maker's $5,000,000.00 promissory note to the Bank dated May 23, 2000.

         The extensions of credit under this Note are made under Section 47.59 of the Minnesota Statutes.

     At the option of the holder of this Note, any payment under this Note may be applied first to the payment of charges, fees and expenses (other than principal and interest) under this Note and any other agreement or writing in connection with this Note, second to the payment of interest accrued through the date of payment, and third to the payments of principal under this Note in inverse order of maturity. Also, at the option of the holder of this Note, if there is any overpayment of interest under this Note, the holder may hold the excess and apply it to future interest accruing under this Note. The Maker represents, warrants, certifies to the Bank

--------------------------------------------------------------------------------
and agrees that all advances under this Note shall be used solely for business purposes.

The occurrence of any of the following events shall constitute an Event of Default under this Note:

       (i)    any breach or default in the payment of this Note; or
       (ii) any breach or default under the terms of any other note, obligation, mortgage, assignment, guaranty, other agreement, or other writing heretofore, herewith or hereafter existing to which the Maker or any endorser, guarantor or surety of this Note or any other person or entity providing security for this Note or for any guaranty of this Note is a party; or
       (iii) the insolvency, death, dissolution, liquidation, merger or consolidation of any such Maker, endorser, guarantor, surety or other person or entity; or
       (iv) any appointment of a receiver, trustee or similar officer of any property of any such Maker, endorser, guarantor, surety or other person or entity; or
       (v) any assignment for the benefit of creditors of any such Maker, endorser, guarantor, surety or other person or entity; or
       (vi) any commencement of any proceeding under any bankruptcy, insolvency, receivership, dissolution, liquidation or similar law by or against any such Maker, endorser, guarantor, surety or other person or entity; or
       (vii) the sale, lease or other disposition (whether in one or more transactions) to one or more persons or entities of all or a substantial part of the assets of any such Maker, endorser, guarantor, surety or other person or entity; or
       (viii) any such Maker, endorser, guarantor, surety or other person or entity takes any action to go out of business, or to revoke or terminate any agreement, liability or security in favor of the holder of this Note; or
       (ix) the entry of any judgment or other order for the payment of money in the amount of $100,000.00 or more against any such Maker, endorser, guarantor, surety or other person or entity; or
       (x) the issuance or levy of any writ, warrant, attachment, garnishment, execution or other process against any property of any such Maker, endorser, guarantor, surety or other person or entity; or
       (xi)   the attachment of any tax lien to any property of any such Maker, endorser, guarantor, surety or other person orentity; or
       (xii)  any statement, representation or warranty made by any such Maker, endorser, guarantor, surety or other person or entity (or any representative of any such Maker, endorser, guarantor, surety or other person or entity) to the holder of this Note at any time shall be incorrect or misleading in any material respect when made; or
       (xiii) there is a material adverse change in the condition (financial or otherwise), business or property, of any such Maker, endorser, guarantor, surety or other person or entity; or
       (xiv) the holder of this Note shall in good faith believe that the prospect of due and punctual payment or performance of this Note or the due and punctual payment or performance of any other note, obligation, mortgage, assignment, guaranty, or other agreement heretofore, herewith or hereafter given to or acquired by the holder of this Note in connection with this Note is impaired.

     Upon the commencement of any proceeding under any bankruptcy law by or against any such Maker, endorser, guarantor, surety or other person or entity, the unpaid principal balance of this Note plus accrued interest and all other charges, fees and expenses under this Note shall automatically become immediately due and payable in full, without any declaration, presentment, demand, protest, or other notice of any kind. Upon the occurrence of any other Event of Default and at any time thereafter, the then holder of this Note may, at its option, declare this Note to be immediately due and payable and thereupon the unpaid principal balance of this Note plus accrued interest and all other charges, fees and expenses under this Note shall automatically become due and payable in full, without any presentment, demand, protest or other notice of any kind.

     The Maker: (i) waives demand, presentment, protest, notice of protest, notice of dishonor and notice of nonpayment of this Note; (ii) agrees to promptly provide the holder of this Note from time to time with the Maker's financial statements and such other information respecting the financial condition, business and property of the Maker as the holder of this Note may request, in form and substance acceptable to the holder of this Note; (iii) agrees that when or at any time after this Note becomes due the holder of this Note may offset or charge the full amount owing on this Note against any account then maintained by the Maker with the holder of this Note without notice; (iv) agrees to pay on demand all fees, costs and expenses of the holder of this Note in connection with this Note and any transactions and matters relating to this Note, including but not limited to audit fees and expenses and reasonable attorneys' fees and legal expenses, plus interest on such amounts at the rate set forth in this Note; and (v) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related in any way to this Note or any transaction or matter relating to this Note, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Maker against the Bank or any other holder of this Note relating in any way to this Note or any transaction or matter relating to this Note, shall be venued in either the Minnesota District Court of the county where the Bank is located, or the United States District Court, District of Minnesota. Interest on any amount under this Note shall continue to accrue, at the option of the holder of this Note, until such holder receives final payment of such amount in collected funds in form and substance acceptable to such holder.

--------------------------------------------------------------------------------
     No waiver of any right or remedy under this Note shall be valid unless in writing executed by the holder of this Note, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the holder of this Note shall be cumulative and may be exercised singly, concurrently or successively. The Maker, if more than one, shall be jointly and severally liable under this Note, and the term "Maker", wherever used in this Note, shall mean the Maker or any one or more of them. All references in this Note to the holder of this Note shall mean the Bank and any and all other present and future holders of this Note. This Note shall bind the Maker and the heirs, representatives, successors and assigns of the Maker. This Note shall benefit the holder of this Note and its successors and assigns. This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota (excluding conflict of law rules).

     THE MAKER REPRESENTS AND WARRANTS TO THE BANK AND AGREES THAT THE MAKER HAS READ ALL OF THIS NOTE AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE.

ADDRESS OF MAKER:                         MAKER:
4900 West 78th Street
Bloomington, Minnesota 55435              AUGUST TECHNOLOGY CORPORATION

TELEPHONE: (612) 820-0080


                                          By:
                                             -----------------------------------
                                             Tom C. Velin
                                             Title: Chief Financial Officer